Exhibit 99.1

TransAct Technologies Reports Preliminary Third Quarter 2020 Financial Results

FST Recurring Revenues up 157% on a Year-Over-Year Basis
Completed $9.8 Million Public Offering of Common Stock

Hamden, CT – November 5, 2020 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”), a global leader in software-driven technology and printing solutions for high-growth markets, today reported preliminary operating results for the quarter ended September 30, 2020.

“We are pleased with our execution in the third quarter and especially pleased with the strong momentum in our Food Service Technology (“FST”) market.  Our FST revenue increased 20% over Q3 2019, with our recurring FST revenue, which includes software, labels, and service sales, increasing 157% year over year. The traction we continue to generate in this market is incredibly encouraging and we are looking forward to further momentum with the recently announced native iOS BOHA! Restaurant Operations Platform and our all-new BOHA! Work Station that is paired with iPad,” said Bart Shuldman, Chairman and CEO of TransAct. “In addition, our Casino and Gaming sales increased sequentially despite the very difficult operating market for casinos around the world.”

Shuldman continued, “Finally, our recently completed $9.8 million common stock offering provides us with additional operating capital to increase penetration into the FST market and to support our new relationship with Apple. All said, despite headwinds to our customers businesses, we made significant strides this quarter toward long term growth and value creation for our shareholders.”

Third Quarter 2020 Financial Highlights
•
Net Sales: Net sales for the third quarter of 2020 were $7.3 million, down 38% compared to $11.7 million for the third quarter of 2019. FST net sales for the third quarter of 2020 were $2.3 million, up 20% compared to $2.0 million for the third quarter of 2019.

•
Gross Profit: Gross profit for the third quarter of 2020 was $3.3 million, resulting in gross margin of 45.9%, compared to gross profit of $5.5 million for the third quarter of 2019, which resulted in a 47.5% gross margin.

•	Operating income (loss): Operating loss for the third quarter of 2020 was $1.5 million, compared to operating income of $0.3 million for the third quarter of 2019.
•
Net income (loss): Net loss for the third quarter of 2020 was $0.9 million, or $0.11 net loss per diluted share, based on 7.5 million diluted weighted average common shares outstanding. Net income for the comparable 2019 period was $0.4 million, or $0.05 net income per diluted  share, based on 7.8 million diluted weighted average common shares outstanding.

•	EBITDA: EBITDA was negative $1.1 million for the third quarter of 2020, compared to positive EBITDA of $0.5 million for the third quarter of 2019.
•	Adjusted EBITDA: Adjusted EBITDA was negative $0.9 million for the third quarter of 2020, compared to positive adjusted EBITDA of $0.7 million for the third quarter of 2019.

2020 Third Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, November 5, 2020, beginning at 4:30 p.m. ET to discuss the Company’s third quarter 2020 preliminary results and other matters. Both the call and the webcast are open to the general public. The conference call number is 800-458-4121; and the conference ID number is 2095010 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these measures are helpful to investors and others in assessing the ongoing nature of what the Company’s management views as TransAct’s core operations. EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. The Company believes that these non-GAAP financial measures provide relevant and useful information to an investor evaluating the Company’s operating performance because these measures are: (i) widely used by investors to measure a company’s operating performance without regard to non-recurring items excluded from the calculation of such measure; (ii) used as financial measurements by lenders and other parties to evaluate creditworthiness; and (iii) used by the Company’s management for various purposes including strategic planning and forecasting, assessing financial performance and paying incentive compensation. The presentation of this non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net income (loss) before net interest expense, income taxes, depreciation and amortization. A reconciliation of EBITDA to net income (loss), the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net income (loss) before net interest expense, income taxes, depreciation and amortization and is adjusted for share-based compensation. The Company adjusts EBITDA for share-based compensation because the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization. A reconciliation of adjusted EBITDA to net income (loss), the most comparable GAAP financial measure, can be found attached to this release.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including food service, casino and gaming, POS automation, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA! ™, AccuDate™, EPICENTRAL®, Epic®, Ithaca® and Printrex® brands. TransAct has sold over 3.5 million printers and terminals around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

TransAct®, BOHA!™, AccuDate™, Epic, EPICENTRAL™, Ithaca® and Printrex® are trademarks of TransAct Technologies Incorporated. ©2019 TRANSACT Technologies Incorporated. All rights reserved.

Cautionary Statement Regarding Preliminary Financial Information
The Company has prepared the preliminary financial information set forth herein (including the financial tables below) on a materially consistent basis with its historical financial information and in good faith based upon its internal reporting as of and for the three and nine months ended September 30, 2020. This financial information is preliminary and is thus inherently uncertain and subject to change as the Company finalizes its financial results and related reviews for the three and nine months ended September 30, 2020. During the course of the preparation of the Company’s condensed consolidated financial statements and related notes as of and for the three and nine months ended September 30, 2020, the Company may identify items that could cause its final reported results to be materially different from the preliminary financial information set forth above.  As a result, there can be no assurance that the Company’s final results for this period will not differ from the preliminary financial information.

This preliminary financial information should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. In addition, this preliminary financial information is not necessarily indicative of the results to be achieved for any future period.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue", or the negative thereof, or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, the adverse effects of the COVID-19 pandemic on our business, operations, financial condition, results of operations and capital resources, including as a result of supply chain disruptions, shutdowns and/or operational restrictions imposed on our customers, inability of our customers to make payments on time or at all, diversion of management attention, necessary modifications to our business practices and operations, cost cutting measures we have made and may continue to make, a possible future reduction in the value of goodwill or other intangible assets, inadequate manufacturing capacity or a shortfall or excess of inventory as a result of difficulty in predicting manufacturing requirements due to volatile economic conditions, price increases or decreased availability of component parts or raw materials, exchange rate fluctuations, volatility of and decreases in trading prices of our common stock and the availability of needed financing on acceptable terms or at all; our ability to successfully develop new products that garner customer acceptance and generate sales, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our ability to successfully transition our business into the food service technology market; our ability to remediate the material weaknesses over internal control over financial reporting; risks associated with potential future acquisitions; general economic conditions in the United States, Australia, Europe and Asia; our dependence on contract manufacturers for the manufacturing and assembly of a large portion of our products in Asia; our dependence on significant suppliers;  our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States; marketplace acceptance of new products; risks associated with foreign operations, including in Australia and Asia; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; our ability to protect intellectual property; the effect on global economic conditions, financial markets and our business from the United Kingdom’s withdrawal from the European Union;  and other risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and other reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release, and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances, except as required by applicable law.

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Investor Contact:
Bart Shuldman Chairman and Chief Executive Officer TransAct Technologies Incorporated 702-388-8180	Michael Bowen ICR, Inc. Michael.Bowen@icrinc.com 203-682-8299	Marc P. Griffin ICR, Inc. Marc.Griffin@icrinc.com 646-277-1290

- Financial tables follow –

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Preliminary and Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$7,300	$11,686	$22,832	$34,586
Cost of sales	3,951	6,140	12,275	17,250
Gross profit	3,349	5,546	10,557	17,336

Operating expenses:
Engineering, design and product development	1,445	1,048	4,197	3,328
Selling and marketing	1,258	1,947	4,885	5,890
General and administrative	2,125	2,239	6,987	6,720
	4,828	5,234	16,069	15,938
Operating (loss) income	(1,479)	312	(5,512)	1,398

Interest and other income (expense):
Interest, net	(19)	-	(41)	(13)
Other, net	116	(71)	(60)	(123)
	97	(71)	(101)	(136)

(Loss) income before income taxes	(1,382)	241	(5,613)	1,262
Income tax benefit	(515)	(143)	(1,901)	(54)
Net (loss) income	$(867)	$384	$(3,712)	$1,316

Net (loss) income per common share:
Basic	$(0.11)	$0.05	$(0.49)	$0.18
Diluted	$(0.11)	$0.05	$(0.49)	$0.17

Shares used in per share calculation:
Basic	7,548	7,470	7,533	7,464
Diluted	7,548	7,753	7,533	7,658

SUPPLEMENTAL INFORMATION – SALES BY MARKET: (Preliminary and Unaudited)

	Three months ended		Nine months ended
(In thousands)	September 30,		September 30,
	2020	2019	2020	2019
Food service technology	$2,349	$1,951	$4,924	$4,287
POS automation and banking	742	1,514	2,781	4,435
Casino and gaming	2,009	5,074	8,300	16,188
Lottery	-	95	817	926
Printrex	107	296	232	923
TransAct Services Group	2,093	2,756	5,778	7,827
Total net sales	$7,300	$11,686	$22,832	$34,586

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Preliminary and Unaudited)

	September 30,	December 31,
(In thousands)	2020	2019
Assets:
Current assets:
Cash and cash equivalents	$947	$4,203
Accounts receivable, net	4,918	6,418
Note receivable	100	1,017
Inventories	12,503	12,099
Prepaids and other current assets	1,301	1,178
Total current assets	19,769	24,915

Fixed assets, net	2,339	2,244
Note receivable, net of current portion	1,566	-
Right-of-use asset	3,794	2,855
Goodwill	2,621	2,621
Deferred tax assets	4,574	2,565
Intangible assets, net	634	817
Other assets	192	44
	15,720	11,146
Total assets	$35,489	$36,061

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$2,458	$2,960
Accrued liabilities	3,053	3,041
Lease liability	857	945
Deferred revenue	479	700
Total current liabilities	6,847	7,646

Long term debt	2,173	-
Deferred revenue, net of current portion	120	219
Lease liability, net of current portion	3,053	2,104
Other liabilities	128	166
	5,474	2,489
Total liabilities	12,321	10,135

Shareholders’ equity:
Common stock	116	115
Additional paid-in capital	33,560	32,604
Retained earnings	21,636	25,348
Accumulated other comprehensive loss, net of tax	(34)	(31)
Treasury stock, at cost	(32,110)	(32,110)
Total shareholders’ equity	23,168	25,926
Total liabilities and shareholders’ equity	$35,489	$36,061

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Preliminary and Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2020	2019	2020	2019
Net (loss) income	$(867)	$384	$(3,712)	$1,316

Interest expense, net	19	-	41	13
Income tax benefit	(515)	(143)	(1,901)	(54)
Depreciation and amortization	263	259	758	747

EBITDA	(1,100)	500	(4,814)	2,022

Share-based compensation expense	231	173	644	559

Adjusted EBITDA	$(869)	$673	$(4,170)	$2,581